UQM TECHNOLOGIES, INC.

4120 Specialty Place

Longmont, Colorado 80504

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON OCTOBER 17, 2018

The annual meeting of shareholders (the “Annual Meeting”) of UQM Technologies, Inc. (“UQM” or the “Company”) will be held on Wednesday, October 17, 2018, at 10:00 a.m., local time at the Company’s headquarters located at 4120 Specialty Place, Longmont, Colorado 80504 for the following purposes:

1.	To elect five directors to serve on our Board of Directors for the ensuing year or until their successors are duly elected and qualified.
2.	To approve on an advisory basis the compensation for our named executive officers.
3.	To approve the amendment of our 2012 equity incentive plan.
4.	To approve the amendment of our stock bonus plan.
5.	To consider and vote upon a proposal to ratify the appointment of Moss Adams LLP to act as our independent registered public auditors for the fiscal year ending December 31, 2018.
6.	To transact such other business as may properly come before the meeting.

The record date for the Annual Meeting has been fixed at August 24, 2018. Only shareholders of record at the close of business on that date will be entitled to notice of, and to vote at, the Annual Meeting.

July __
September 5, 2018	By order of the Board of Directors

David I. Rosenthal, Secretary

YOUR VOTE IS IMPORTANT. Please vote, whether or not you expect to attend the Annual Meeting, as soon as possible. You may vote by using the Internet or by telephone or by signing and returning the paper proxy card by mail. Your vote is being solicited by the Board of Directors. If you attend the Annual Meeting, you may vote in person even though you have submitted a proxy.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

SHAREHOLDERS MEETING TO BE HELD ON OCTOBER 17, 2018

Our Proxy Statement and Year End 2017 Annual Report on Form 10-K are available online at www.envisionreports.com/UQM.

TABLE OF CONTENTS

Page
SUMMARY …………………………………………………………………………………………………………	1

PROPOSAL 1: Election of Directors …………………………………………………………………….	6
…………………………………………………...	8
Committees of the Board ………………………………………………………………………………	9
Compensation Committee Interlocks and Insider Participation ………………………	10

MANAGEMENT ……………………………………………………………………………………………………	10
Section 16(a) Beneficial Ownership Reporting Compliance ……………………………….	11

COMPENSATION DISCUSSION AND ANALYSIS ……………………………………………………………..	11
Executive Compensation ……………………………………………………………………………….	15

EMPLOYMENT AGREEMENTS ………………………………………………………………………………….	18

PAYMENTS AND POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL ………..	19

DIRECTOR COMPENSATION …………………………………………………………………………………….	19

COMPENSATION COMMITTEE REPORT ……………………………………………………………………...	22

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS ……………………………………………...	22

SECURITY OWNERSHIP OF CERTAIN OWNERS AND MANAGEMENT …………………………………...	24

EQUITY COMPENSATION PLAN INFORMATION…………………………………..........................................	25

PROPOSAL 2: Advisory Vote to Approve Compensation for Our Named Executive Officers…………………………………...............................................................................................................	26

PROPOSAL 3: Approval of the Amendment to the 2012 Equity Incentive Plan to Increase the Number oF Shares Available for Grant by 2,500,000 Shares ……………….	27
Purpose and Background of the Equity Incentive Plan …………………………………...	27
Dilution, Burn Rate and Overhang of the Company’s Equity-Based Compensation Plans ………………………………………………………………………………………	28
Summary of the Equity Incentive Plan …………………………………………………………...	28
Federal Income Tax Consequences ………………………………………………………………...	31
Shareholder Approval …………………………………………………………………………………	31

PROPOSAL 4: Vote upon a Proposal to Approve the Amendment of the Stock Bonus Plan to Increase the Number of Shares Available for Grant by 300,000 Shares ……..	32
Purpose and Background of the Stock Bonus Plan ………………………………………....	32
Summary of the Stock Bonus Plan ……………………………………………………....................	32
Federal Income Tax Consequences ………………………………………………………………...	34
Shareholder Approval …………………………………………………………………………………	34

i

ii

PROXY STATEMENT

UQM TECHNOLOGIES, INC.

4120 Specialty Place

Longmont, Colorado 80504

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON OCTOBER 17, 2018

This proxy statement and proxy card are furnished in connection with the solicitation of proxies to be voted at our Annual Meeting, which will be held at the Company’s headquarters located at 4120 Specialty Place, Longmont, Colorado  80504, on October 17, 2018, at 10:00 a.m. local time.  On or about September 5, 2018, we began mailing to shareholders of record either a Notice of Internet Availability of Proxy Materials (“Notice”) or the proxy statement, proxy card, and Annual Report on Form 10-K.

SUMMARY

Why am I receiving these proxy materials?

You have received these proxy materials because you own shares of UQM Technologies, Inc. common stock and our Board of Directors (the “Board”) is soliciting your proxy to vote your shares at the Annual Meeting. This proxy statement describes proposals on which we would like you to vote at our Annual Meeting. It also gives you information on these proposals so that you can make an informed decision.

The expense of this solicitation is being borne by the Company.  Further solicitation of proxies may be made by telephone or oral communication by regular employees of the Company, who will not be additionally compensated for this work or by Alliance Advisors, a proxy solicitation firm, which is being paid $4,500 base fee plus out-of-pocket expenses for its services.

When you vote by using the Internet, by telephone or (if you received your proxy card by mail) by signing and returning the proxy card, you appoint David I. Rosenthal and Joseph R. Mitchell as your representatives at the Annual Meeting. They will vote your shares at the Annual Meeting as you have instructed them or, if an issue that is not on the proxy card comes up for vote, in accordance with their best judgment. This way, your shares will be voted whether or not you attend the Annual Meeting. Even if you plan to attend the Annual Meeting, we encourage you to vote in advance by using the Internet, by telephone or (if you received your proxy card by mail) by signing and returning your proxy card.

Why did I receive a Notice of Internet Availability of Proxy Materials in the mail instead of a printed set of proxy materials?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we are permitted to furnish our proxy materials over the Internet to our shareholders by delivering a Notice in the mail. We are sending the Notice to most shareholders. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review the proxy statement and Annual Report on Form 10-K over the Internet.  The Notice also instructs you on how you may submit your proxy over the Internet.  If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting these materials contained in the Notice.

Shareholders who receive a printed set of proxy materials will not receive the Notice, but may still access our proxy materials and submit their proxies over the Internet at www.envisionreports.com/UQM.

Who is entitled to vote?

Holders of our common stock at the close of business on August 24, 2018 are entitled to vote.  As of that date, there were 54,207,190 shares of our $0.01 par value common stock outstanding, each share being entitled to one vote.  There are no other classes of voting securities.

How do I vote?

Shareholders of record may vote by using the Internet, by telephone or (if you received a proxy card by mail) by mail as described below. Shareholders also may attend the meeting and vote in person.  If you own common shares through a bank or broker, please refer to your proxy card, Notice or other information forwarded by your bank or broker to see which voting options are available to you.

•

You may vote by using the Internet.  The address of the website for Internet voting is www.envisionreports.com/UQM.  Internet voting is available 24 hours a day and will be accessible until 1:00 a.m. Eastern Time on October 17, 2018. Easy-to-follow instructions allow you to vote your shares and confirm that your instructions have been properly recorded.

•

You may vote by telephone.  The toll-free telephone number is noted on your proxy card. Telephone voting is available 24 hours a day and will be accessible until 1:00 a.m. Eastern Time on October 17, 2018. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

•	You may vote by mail. If you received a proxy card by mail and choose to vote by mail, simply mark your proxy card, date and sign it, and return it in the postage-paid envelope.

The method you use to vote will not limit your right to vote at the Annual Meeting if you decide to attend in person. Written ballots will be passed out to anyone who wants to vote at the Annual Meeting. If you hold your shares in “street name,” you must obtain a proxy, executed in your favor, from the holder of record to be able to vote in person at the Annual Meeting.

What if I change my mind after I return my proxy?

You may revoke your proxy and change your vote at any time before the polls close at the Annual Meeting. You may do this by:

•	submitting a subsequent proxy by using the Internet, by telephone or by mail with a later date;
•	sending written notice of revocation to our Corporate Secretary at 4120 Specialty Place, Longmont, CO 80504; or
•	voting in person at the Annual Meeting.

Attendance at the meeting will not by itself revoke a proxy.

How many votes do you need to hold the Annual Meeting and what is the required vote on each proposal?

 The presence, in person or by proxy, of the holders of one-third of the outstanding shares of common stock entitled to vote will constitute a quorum. If a quorum is present, we can hold the Annual Meeting and conduct business.  In the event there are not sufficient shares present to constitute a quorum or to approve any proposals at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies.  If a quorum is present, the affirmative vote of a majority of the shares represented at the Annual Meeting and entitled to vote is required for passage for each of the proposals other than for the election of directors.  For the election of the directors, the five candidates having the highest number of votes cast for their election will be elected.

Shares that either abstain from voting on a proposal presented or which lack authority to vote will have no effect in the tabulation of votes on such proposal although they will be counted toward the presence of a quorum.  No cumulative voting rights are authorized, and dissenters’ rights are not applicable to these matters.

On what proposals am I voting?

You are being asked to vote on five proposals:

•	to elect five directors nominated by the Board and named in the proxy statement to serve until our 2019 Annual Meeting of shareholders;
•	to approve, on an advisory basis, the executive compensation for the named executive officers as disclosed in this proxy statement;
•	to approve an amendment to our 2012 Equity Incentive Plan to increase the number of shares available for grant under that plan by 2,500,000 shares;
•	to approve an amendment to our Stock Bonus Plan to increase the number of shares available for grant under that plan by 300,000 shares; and
•	to ratify the appointment of Moss Adams LLP as our independent registered public accountants for the year ending December 31, 2018.

The proposed corporate actions, on which the shareholders are being asked to vote at the Annual Meeting, are not corporate actions for which shareholders of a Colorado corporation have the right to dissent under the Colorado Business Corporation Act.

How may I vote in the election of directors, and how many votes must the nominees receive to be elected?

With respect to the election of directors, for each of the five  (5) director nominees you may:

•	vote FOR the nominee for director; or
•	WITHHOLD approval of the nominee for director.

At the Annual Meeting, the five candidates having the highest numbers of votes cast for their election will be elected.

What happens if a nominee is unable to stand for election?

If a nominee is unable to stand for election, the Board may either:

•	reduce the number of directors that serve on the Board, or
•	designate a substitute nominee.

If the Board designates a substitute nominee, shares represented by proxies voted for the nominee who is unable to stand for election will be voted for the substitute nominee.

How may I vote on the proposals other than the election of directors, and how many votes must this proposal receive to pass?

With respect to each of Proposal 2 (advisory vote on executive compensation), Proposal 3 (approval of an amendment to our 2012 Equity Incentive Plan to increase the number of shares available for grant by 2,500,000 shares, Proposal 4 (approval of an amendment to our Stock Bonus Plan to increase the number of shares available for grant by 300,000 shares), and Proposal 5 (ratification of independent registered public accountants), you may:

•	vote FOR the approval of the proposal;
•	vote AGAINST the approval of the proposal; or
•	ABSTAIN from voting on the proposal.

In order to pass, the respective proposals must receive the affirmative vote of a majority of the shares represented at the Annual Meeting and entitled to vote on the proposal.

How does the board of directors recommend that I vote?

The Board recommends that you vote as follows:

•	FOR all five director nominees;
•	FOR the approval, on an advisory basis, of executive compensation;
•	FOR the approval of an amendment to our 2012 Equity Incentive Plan to increase the number of shares available for grant under that plan by 2,500,000 shares;
•	FOR the approval of an amendment to our Stock Bonus Plan to increase the number of shares available for grant under that plan by 300,000 shares; and
•	FOR the ratification of the independent registered public accountants.

What happens if I sign and return my proxy card but do not provide voting instructions?

If you return a signed card but do not provide voting instructions, your shares will be voted as follows:

•	FOR all five director nominees;
•	FOR the approval, on an advisory basis, of executive compensation;
•	FOR the approval of an amendment to our 2012 Equity Incentive Plan to increase the number of shares available for grant under that plan by 2,500,000 shares;
•	FOR the approval of an amendment to our Stock Bonus Plan to increase the number of shares available for grant under that plan by 300,000 shares; and
•	FOR the ratification of the independent registered public accountants.

Will my shares be voted if I do not vote by using the Internet, by telephone or by signing and returning my proxy card?

If your shares are held in street name through a bank or broker, your bank or broker may only vote your shares under certain limited circumstances if you do not provide voting instructions before the Annual Meeting, in accordance with New York Stock Exchange American (“NYSE American”) rules that govern the banks and brokers. These circumstances include voting your shares on “routine matters,” such as the ratification of the appointment of our independent registered public accountants described in this proxy statement (Proposal Number 5). With respect to Proposal Number 5, therefore, if you do not vote your shares, your bank or broker may vote your shares on your behalf or leave your shares un-voted.

The remaining proposals are not considered routine matters under NYSE American rules relating to voting by banks and brokers. When a proposal is not a routine matter and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is called a “broker non-vote.” Broker non-votes that are represented at the Annual Meeting will be counted for purposes of establishing a quorum, but not for determining the number of shares voted for or against any non-routine matter, and therefore will have no effect on the outcome of the vote with respect to any non-routine matter.

IN ORDER TO HAVE YOUR VOTING PREFERENCES ON PROPOSAL NUMBERS 1, 2, 3 AND 4 REFLECTED IN THE VOTING TABULATION, YOU MUST PROVIDE INSTRUCTIONS DIRECTLY TO YOUR BANK OR BROKERAGE FIRM IN ACCORDANCE WITH THE VOTING INSTRUCTIONS YOU RECEIVE FROM SUCH INSTITUTION OR OTHERWISE VIA TELEPHONE OR THE INTERNET OR BY VOTING AND MAILING THE PAPER PROXY CARD MAILED TO YOU.

Will the voting results be announced by the Company?

Yes. We will report the voting results on Form 8-K within four business days following the conclusion of the Annual Meeting.  The Form 8-K will be available through our website at www.uqm.com or at www.sec.gov.

Householding of Annual Meeting Materials

We, along with some banks, brokers, and other nominee record holders, may be participating in the practice of “Householding” proxy statements and annual reports.  This means that only one copy of the proxy materials may have been sent to multiple shareholders sharing a household.  The Company will promptly deliver a separate copy of the proxy materials to any shareholder upon written or oral request to the Secretary of the Company, UQM Technologies, Inc., 4120 Specialty Place, Longmont, Colorado 80504, telephone: (303) 682-4900.  Any shareholder who wants to receive separate copies of the proxy materials in the future, or any shareholder who is receiving multiple copies and would like to receive only one per household, should contact the shareholder’s bank, broker, or other nominee record holder, or the shareholder may contact the Company at the above address and phone number.

PROPOSAL 1: Election of Directors

Pursuant to the bylaws of the Company, the Board sets the number of directors.  The Board consists of five members. The Board has nominated five candidates to stand for re-election to the Board (Messrs. Vanlandingham, Mitchell, Roy, Sellinger and Sztykiel), four of whom are independent directors, as defined in the applicable rules of the NYSE American Stock Exchange (“NYSE American”).  Proxies may not be voted for more than five persons.  The Board is not classified, and each director serves for a term of one year and thereafter until his successor is duly elected and qualified.

At the Annual Meeting, the shareholders will elect five members to the Board.  In the absence of instructions to the contrary, the proxy holders will vote the shares represented by proxy in favor of the nominees listed below.  The Company expects each of the nominees listed below to be able to serve as a director.  If any nominee should become unavailable, however, it is intended that the proxy holders will vote for a substitute designated by management.

Name	Age	Position with the Company	Officer or Director Since	Business Experience

Donald W. Vanlandingham	78	Chairman of the Board, Member of the Compensation Committee and Member of the Governance and Nominating Committee	2003

Retired since 2003. Chairman of the board of directors of Ball Aerospace and Technologies Corporation, a wholly-owned subsidiary of Ball Corporation from 2002 to 2003; President and Chief Executive Officer of Ball Aerospace and Technologies Corporation from 1996 to 2002.

Joseph R. Mitchell	57	President and Chief Executive Officer	2012

President and CEO of UQM since January 2016. Interim President, CEO, and Chief Operating Officer (COO) of UQM from July 2015 to January 2016.  Senior VP of Operations of UQM from June 2012 to July 2015. Director of Quality, North America for A123 Systems, Inc. from March to May 2012. Director of Operations and Quality – North American Hybrid Electric Drives for Continental Automotive from 2008 to February 2012.

Stephen J. Roy	68	Director, Chairman of the Audit Committee and Member of the Compensation Committee	2000	Principal, STL Capital Partners, LLC since 2002. Managing Director - Investment Banking for A. G. Edwards & Sons, Inc. from 1989 through 2002.

Joseph P. Sellinger	72	Director, Chairman of the Compensation Committee, and Member of the Audit Committee and Member of the Governance and Nominating Committee	2008	Retired since 2006. Vice President, Anheuser Busch Companies and Chairman, President and Chief Executive Officer of the Anheuser Busch Packaging Group from 2000 to 2006.

John E. Sztykiel	61	Director, Chairman of the Governance and Nominating Committee and Member of the Audit Committee	2012	President, Chief Executive Officer and Director, Spartan Motors, Inc. from 2002 to February 2015.

We have provided below information about each director’s specific experience, qualifications, attributes or skills that led our Board to conclude, in light of our business and corporate strategy that each such individual should serve as a director of the Company at the time of their reelection in October 2018.

Mr. Vanlandingham, our Chairman, has been an independent director of the Company for 15 years.  He brings many years of leadership and management experience as Chairman and Chief Executive Officer of a major technology and manufacturing company to his role on the Board.  With experience in overseeing development of technology and complex equipment with attention to development schedules, production, quality, business development and budgets, he brings valuable insight to the Board as it oversees the Company’s operations and strategy.

Mr. Mitchell is our President and Chief Executive Officer.  Mr. Mitchell has over 27 years of experience in the automotive sector with particular focus in operations and quality, and over 17 years of experience in hybrid electric automotive applications.  Mr. Mitchell brings operational and management experience specific to UQM’s business and is a recognized leader in the electric propulsion industry.

Mr. Roy has been an independent director of the Company for over 18 years.  With over 30 years of investment banking experience and over ten years’ experience as a principal and co-founder of a private equity business, Mr. Roy brings valuable insight to the Company in finance and accounting, capital markets, business analysis and strategy.  Mr. Roy has the financial background and skills to serve as an “audit committee financial expert.”

Mr. Sellinger has been an independent director of the Company since 2008.  He brings extensive senior management experience with a major manufacturing company to his role on the Board.  From his experience running a high volume manufacturing business with annual sales in excess of $1 billion, he provides valuable insight to the Board on operations, planning and implementation of strategy, risk management and other issues as the Company launches volume production of its products.

Mr. Sztykiel has been an independent director of the Company since 2012.  Mr. Sztykiel was the Chief Executive Officer of a manufacturer of trucks and truck components for 12 years.  In this capacity, Mr. Sztykiel has extensive senior management and marketing experience in the North American truck market. Mr. Sztykiel’s extensive management experience in a manufacturing company servicing the truck market provides valuable insight to the Board on strategy, marketing and manufacturing of the Company’s products.

No family relationship exists between any director, executive officer, significant employee or person nominated or chosen by the Company to become a director or executive officer.  There are no arrangements or understandings between any director and any other person pursuant to which any director was nominated as a director. None of our directors have been involved during the last ten years in any legal proceedings that is required to be disclosed under Item 401(f) of Regulation S-K.

During the year ended December 31, 2017, the Board held eleven meetings. Each incumbent director attended or participated in more than 80 percent of the meetings of the Board and Board committees on which he served during the period he was a director.  Participation at meetings was sometimes by telephone, which is authorized under Colorado law.  The Company encourages directors to attend the Annual Meeting of Shareholders each year.  At the 2017 Annual Meeting of Shareholders held November 30, 2017, all members of the Board attended.  The independent directors serving on the Board periodically meet as a group without management present.  None of the directors listed above have been involved during the last ten years in any legal proceedings that are material to an evaluation of the ability or integrity of that person to serve as a director of the Company.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES PRESENTED.

Board and Corporate Governance Matters

Selecting Nominees for Director

The Board has delegated to the Governance and Nominating Committee the responsibility for reviewing and recommending to the Board nominees for director.  The Governance and Nominating Committee, in evaluating director candidates, considers factors such as professional background and skills, age and business experience, personal character and values, ethical standards, diversity, existing outside commitments and planned future commitments, among other things.  However, the Governance and Nominating Committee has not established any specific minimum criteria or qualifications that a nominee must possess.

The Governance and Nominating Committee is responsible for recommending nominees for election at the Annual Meeting and for identifying one or more candidates to fill any vacancies that may occur on the Board.  The Governance and Nominating Committee may use a variety of sources to identify new candidates such as recommendations from independent directors or members of management, search firms, discussions with business associates and other persons who may know of suitable candidates to serve on the Board and shareholder recommendations.  Evaluation of candidates typically includes a review of the candidate’s qualifications by the Governance and Nominating Committee based upon the factors described above, interviews with one or more members of the committee and interviews with one or more members of the Board.  The Governance and Nominating Committee then recommends suitable candidates to the full Board who then approves or rejects the nominee.

The Governance and Nominating Committee will consider director candidates proposed by shareholders using the same evaluation criteria as for candidates recommended from other sources.  Any shareholder interested in submitting a prospective nominee for consideration by the Governance and Nominating Committee should submit the candidate’s name and qualifications addressed to: Corporate Secretary at 4120 Specialty Place, Longmont, Colorado 80504.

Board Diversity

Our Board is comprised of persons the Company believes are accomplished professionals who represent diverse and key areas of expertise including, national and international business, operations, marketing, manufacturing, finance and investing, management, entrepreneurship, government and science, research and technology.  While we do not have a formal diversity policy with respect to director nominations, we believe that the diversity of skills, knowledge, opinions and fields of expertise represented on our Board is one of the Board’s core strengths. When identifying and selecting director nominees, the Governance and Nominating Committee considers the impact a nominee would have in terms of increasing the diversity of the Board with respect to professional experience, background, viewpoints, skills and areas of expertise together with considering diversity of race, gender and national origin of potential director candidates.  We believe that the resulting diversity of directors allows the Board to engage in honest and challenging discussions, in service of the best decisions for the Company and its shareholders. The diversity of our directors’ skills allows each director an opportunity to provide specific leadership in his respective areas of expertise.

Board Leadership Structure

We have a Board leadership structure whereby the positions of Chairman of the Board and Chief Executive Officer are separate. We believe this structure provides the Board with independent leadership and oversight of management and allows the Chief Executive Officer to concentrate on the Company’s business operations.

Our Board is comprised of five directors, four of whom are independent directors.  All of our independent directors are highly accomplished and experienced business leaders in their respective fields, who have demonstrated leadership in significant enterprises and are familiar with board processes.  For additional information about the backgrounds and qualifications of our directors, see “Election of Directors” in this proxy statement.

We believe the current Board leadership structure facilitates effective communication, oversight and governance of the Company consistent with the best interests of the Company’s shareholders and other stakeholders.

Board Risk Oversight

Our Company faces a number of risks including financial, operational, reputational, credit and liquidity, governance and regulatory.  The Chief Executive Officer and Chief Financial Officer are primarily responsible for identifying, assessing and managing these risks.  The Board provides additional risk oversight in several ways, including:  (a) discussing internal controls and financial reporting annually through review and approval of the Company’s annual budget, including a review of potential risks that could negatively impact the proposed budget and plan; (b) performing regular reviews with management regarding the Company’s liquidity and capital requirements; and (c) engaging in periodic discussions regarding operational, asset protection and security, regulatory and other risks with our Chief Executive Officer, Chief Financial Officer, and other Company officers, as it deems appropriate.

Communications from Shareholders to the Board of Directors

The Board recommends that any communications from shareholders be in writing and addressed to the Board in care of the Corporate Secretary, 4120 Specialty Place, Longmont, Colorado 80504.  The name of any specific intended Board members should be noted in the communication. The Board has instructed the Corporate Secretary to forward such correspondence only to the intended recipients; however, the Board has also authorized the Corporate Secretary, prior to forwarding any correspondence, to review the correspondence, and in his discretion, not to forward certain items if they are deemed frivolous, of inconsequential commercial value or otherwise inappropriate for Board consideration.

Code of Ethics

The Company has adopted a Code of Business Conduct Ethics that applies to all directors, officers, employees, consultants, representatives and agents. The Code of Business Conduct Ethics is available on our website at www.uqm.com “Investors – Corporate Governance.”  If the Company makes any substantive amendments to the Code of Business Conduct Ethics or grants any waiver from a provision of the code to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website.

Committees of the Board

Our Board has three standing committees - Audit, Compensation, and Governance and Nominating.  Each of the Audit, Compensation and Governance and Nominating committees is comprised entirely of independent directors and is led by a committee chair.  All of our independent directors are encouraged to, and do, actively participate in the development of the Company’s business strategy in collaboration with the Chief Executive Officer and in the general oversight of the Company’s operations and financial affairs.

Mr. Roy serves as the committee chair of the Audit Committee. In this role, he exercises substantial influence and judgment over the Company’s financial affairs and financial reporting. The Audit Committee has a written charter adopted by the Board that specifies its duties including assisting the Board in its general oversight of the Company’s financial reporting, internal controls and audit functions, and its direct responsibility for the appointment, retention, compensation and oversight of the independent registered public auditors.  A copy of the Company’s Audit Committee charter is available on our website at www.uqm.com “Investors – Corporate Governance”.  The Audit Committee consists of three directors, Messrs. Roy, Sellinger and Sztykiel and met five times during the year ending December 31, 2017.  All members of the Audit Committee are independent directors as defined in applicable rules of the NYSE American SEC.  The Board has determined that Mr. Roy meets the qualifications of an “audit committee financial expert” in accordance with SEC rules.

Mr. Sztykiel serves as the committee chair of the Governance and Nominating Committee. In this role, he exercises substantial influence and judgment over the Company’s governance policies and the identification and evaluation of candidates for our Board.  The Governance and Nominating Committee considers such matters as whether the size and composition of the Board is appropriate in the context of the Company’s business operations, monitors and addresses issues related to corporate governance and suggests changes when it deems appropriate and oversees the annual assessment of Board performance.  The Governance and Nominating Committee has a written charter specifying its responsibilities.  See also “Selecting Nominees for Director” above. The Governance and Nominating Committee consists of three directors; Messrs. Sellinger, Sztykiel and Vanlandingham and met three times during the year ending December 31, 2017.  All members of the Governance and Nominating Committee are independent directors as defined in applicable rules of the NYSE American.

Mr. Sellinger serves as the committee chair of the Compensation Committee.  In this role, he exercises substantial influence and judgment over the Company’s compensation practices, particularly as it relates to the structure and competitiveness of the Company’s executive compensation.  The Compensation Committee reviews the performance and compensation of the Company’s Chief Executive Officer and administers the 2012 Equity Incentive Plan, Employee Stock Purchase Plan, Non-Employee Director Stock Option Plan and Stock Bonus Plan.  The Compensation Committee consists of three directors, Messrs. Roy, Sellinger and Vanlandingham, and met eight times during the year ending December 31, 2017.  All members of the Compensation Committee are independent directors as defined in applicable rules of the NYSE American.  The Compensation Committee has a written charter specifying its responsibilities which is available on our website at www.uqm.com “Investors – Corporate Governance.”

Compensation Committee Interlocks and Insider Participation

Messrs. Roy, Sellinger and Vanlandingham were members of the Compensation Committee during the year ending December 31, 2017. All members of the Compensation Committee were independent directors, and no member was an employee or former employee of the Company. During the year ending December 31, 2017, none of the Company’s executive officers served on the compensation committee (or its equivalent) or board of directors of another entity whose executive officer served on the Board or the Compensation Committee.

MANAGEMENT

The executive officers of the Company are:

Name	Age	Position

Joseph R. Mitchell	57	President and Chief Executive Officer
David I. Rosenthal	63	Treasurer, Secretary and Chief Financial Officer
Adrian P. Schaffer	56	Senior Vice President of Sales and Business Development
Josh M. Ley	43	Vice President of Engineering

On January 5, 2016, Joseph R. Mitchell was appointed our President and Chief Executive Officer having been appointed Chief Operating Officer on July 20, 2015.  Mr. Mitchell served as our interim President and Chief Executive Officer from July 20, 2015 until January 5, 2016.  Mr. Mitchell joined the Company on June 1, 2012 and served as Senior Vice President of Operations.  From March 2012 until joining the Company, Mr. Mitchell was Director of Quality, North America, for A123 Systems, Inc. Mr. Mitchell served as Director, Operations and Quality - North American Hybrid Electric Drives for Continental Automotive from January 2008 through March 2012. From January 2007 through January 2008, Mr. Mitchell served as Director of Operations and Hybrid Drive Segment Manager for Siemens VDO. Prior to that, Mr. Mitchell held a series of manufacturing and quality positions at Ballard Power Systems and Ford Motor Company.

David I. Rosenthal joined the Company as Treasurer, Secretary and Chief Financial Officer on May 1, 2013.  From March 2011 until joining the Company, Mr. Rosenthal was a Financial Consultant for start-up and turnaround companies. From February 2010 until February 2011, Mr. Rosenthal was Interim President and Chief Executive Officer of Cyanotech Corporation, a publicly-traded manufacturer of nutritional supplement products.  Mr. Rosenthal served as a director of Cyanotech from August 2000 until September 2011.  From May 2008 until March 2009, Mr. Rosenthal served as Chief Financial Officer for Hickory Farms and from June 2007 until November 2007 served as Chief Financial Officer of Sanz, Inc., both portfolio companies of the private equity firm Sun Capital Partners.

Adrian P. Schaffer joined the Company on December 1, 2011 as Vice President of Sales and Business Development.  From February 2006 until joining the Company, Mr. Schaffer served as Vice President of Sales for the Industrial, Commercial and Energy Group of Linamar Corporation, a leading supplier to the global vehicle and mobile industrial markets. Mr. Schaffer also spent thirteen years with Motorola Corporation where he held positions in sales, business development and account management in Motorola’s Telematics, Powertrain, Autobody and Heavy Vehicle Electronics Groups, including most recently as Director of Global Marketing for the global automotive group.

Josh M. Ley joined the Company in January 1994 and was appointed Vice President of Engineering on March 4, 2015.  Mr. Ley previously served as Motor Design Engineer and Manager of Motor Design Engineering for the Company.

There are no arrangements or understandings between any executive officer and any other person pursuant to which any executive officer was selected as an executive officer.  None of the executive officers listed above have been involved during the last ten years in any legal proceedings that is required to be disclosed under Item 401(f) of Regulation S-K.

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Company’s directors, its executive (and certain other) officers, and any persons holding more than ten percent of the Company’s common stock are required to report their ownership of the Company’s common stock and any changes in that ownership to the SEC.  The Company is required to report in this statement any failure to file timely reports with the SEC during the year ending December 31, 2017.  Based solely on its review of Form 3, Form 4 and Form 5 filings, the Company believes that the following required Section 16(a) report was not filed timely during the year ending December 31, 2017.

Name	# of Late Forms	# of Transactions Reported Late	Failure to File a Required Form
Joseph R. Mitchell	1	1	-

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives

Our executive compensation program is designed to attract, motivate and retain highly qualified executives, while providing performance-based incentives for the attainment of strategic business objectives, rewarding superior performance and aligning the interests of our executives with those of our shareholders.

Our management compensation program has three primary components:

Base pay	Provides an annual salary level consistent with market conditions, the individual’s position, responsibility and contributions.

Bonus	Provides variable cash compensation based on the achievement of Company, organizational and individual performance objectives.

Long-term equity-based Incentive pay

Aligns a portion of each executive’s annual compensation to the long-term success of the Company and encourages an ownership mindset that aligns the interests of management with those of the Company’s other shareholders.

The minimum base pay component of executive compensation is specified in employment agreements with our executive officers.  Bonus payments are performance-based payments that are payable annually in cash. Long-term equity-based incentive awards consist of shares of the Company’s common stock, stock options to acquire shares of the Company’s common stock or a combination of both.

Bonus payments and long-term incentive grants are determined by the Compensation Committee based principally on objective criteria consisting of each executive officer’s achievement of personal and Company-wide goals.  Payments of bonus awards each fiscal year are based on a retrospective review of the prior fiscal year’s performance.  The amount of the cash bonus payment and long-term incentive grant for each executive is determined based on the Compensation Committee’s deliberations regarding attainment of individual and Company-wide goals by Company executives.  The Compensation Committee’s determination of the degree of attainment of these goals by each executive was subjective and based on its deliberations.  The Compensation Committee also annually reviews the base pay of our executive offices and may increase (but not decrease) the amount of base pay as specified in the respective employment agreement with each executive.

The Compensation Committee is composed of three members of our Board, each of which is independent as defined in applicable rules of the NYSE American.  The Compensation Committee does not delegate its authority to establish executive compensation to any other persons.  The Compensation Committee approved the total compensation (and each of the individual elements of compensation) for Joseph R. Mitchell, President and Chief Executive Officer.  The Committee also approved the compensation of the other named executive officers with input from the Chief Executive Officer.

In 2017, the Compensation Committee retained the consulting firm Frederic W. Cook & Co., Inc. to review and assist in establishing appropriate compensation for the Company’s executive officers.  Frederic W. Cook & Co. evaluated the compensation practices of a peer group of 18 publicly-traded companies with broadly similar operations as UQM.  The consulting firm affirmed that the compensation packages of the Company’s executives are in-line with market comparisons.  The Compensation Committee anticipates that it may engage a compensation consultant at an interval of every three to five years to assist it in evaluating the competitiveness of the Company’s executive compensation program.

The Compensation Committee has also reviewed compensation data from a peer group of alternative energy companies that it believed to be in competition with the Company in the marketplace for executive talent.  While the Compensation Committee does not set benchmark percentile targets for executive compensation, the compensation levels for the three primary elements of executive compensation are generally set to establish pay levels that are competitive with those of the identified peer group of companies.

The Compensation Committee has reviewed all compensation policies and practices for executive officers and employees to determine if there is risk arising from such policies and practices that could reasonably have a material adverse effect on the Company. The Compensation Committee reviews all aspects of performance in determining bonus awards and there are no specific threshold targets that increase bonuses.  In addition, the Company’s maximum bonus award in any year is limited to two times the target bonus, and the Company has to date never exceeded a bonus payout of more than 100% of the target.  Further, bonuses awarded may be recouped pursuant to our clawback policy.  Therefore, the Compensation Committee believes there is a low risk for any material adverse effect on the Company arising from compensation policies and practices.

We have entered into employment agreements with our executive officers that contain severance payment provisions, including change in control severance payments, and provide a modest program of executive perquisites and personal benefits as are further described in the section “Employment Agreements” below.  The purpose of the employment agreements is to provide financial security for the executive, to aid in retention and to encourage loyalty to and long-term employment with the Company.

2017 Say-on-Pay Advisory Vote

At our 2017 annual meeting of shareholders, approximately 87% of the votes cast on the advisory vote on executive compensation voted in favor of our executive compensation program.  Our Compensation Committee considered the results of the advisory vote on executive compensation.

Adoption of Compensation Clawback Policy

In July 2015, our Board adopted the UQM Technologies, Inc. Clawback Policy.  This clawback policy allows us to recoup executive incentive compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under the federal securities laws.   The clawback policy applies to all forms of incentive compensation previously granted to executive officers, including stock options, cash bonuses, and restricted stock, that were granted during the three years prior to any accounting restatement. The amount to be recovered will be the excess of the executive compensation paid to the named executive officer based on the erroneous data over the executive compensation that would have been paid to the named executive officer had it been based on the restated results, as determined by the Compensation Committee.

Elements of Compensation

Base Salary.  Base salaries for our executives are established based on the scope of their responsibilities, taking into account competitive market compensation for similar positions in the peer group of companies, as well as the experience and performance of the individual, our ability to replace the individual and other primarily judgmental factors deemed relevant by the Compensation Committee.  Base salaries are reviewed annually by the Compensation Committee and the Board and may be increased, but not decreased without the consent of the executive, by the Board from time to time coincident with our annual review.

During the year ending December 31, 2017, the Compensation Committee increased annual base salary for each executive by approximately 3.0%. These increases consisted of cost of living and merit based adjustments.

Cash Bonus Compensation. The Compensation Committee annually considers the award of performance-based cash bonuses to compensate executives for achieving financial, operational and strategic goals and for individual performance.  The amount of cash bonuses, if any, is established during deliberations by the Compensation Committee using its judgment after considering the objective and subjective factors discussed above and the individual’s performance. As a result, bonuses may vary greatly from one year to the next.

The Compensation Committee has established target cash bonus levels as a percentage of base salary for each executive officer based on the level of responsibility for each executive position and by reference to the level of target cash bonus payments by the peer group of companies. The target cash bonus levels for each of the Company’s executive officers as a percentage of each officer’s base salary is as follows:

Name of Executive Officer	Target Bonus Percentage
Joseph R. Mitchell	75%
David I. Rosenthal	40%
Adrian P. Schaffer	35%

Actual cash bonus payments may either exceed or be less than the target level based on the Compensation Committee’s judgment as to whether individual and Company-wide goals were met, exceeded or partially-met, subject to a maximum bonus award in any year of two times the target bonus.

For the year ending December 31, 2017, cash bonuses paid to executive officers as a percentage of their base salary in April, 2018, were as follows:

Name of Executive Officer	Bonus Percentage Paid
Joseph R. Mitchell	56%
David I. Rosenthal	30%
Adrian P. Schaffer	26%

The Company-wide goals for the year ending December 31, 2017 used by the Compensation Committee for purposes of determining bonus payments included growing the Company’s revenue, securing a long-term strategic partner, controlling the rate of cash outflows with cost management and efficiencies, and executing on product innovation and product quality.

In reviewing management’s performance for the year ended December 31, 2017 against the goals, in April 2018, the Compensation Committee noted management’s success in achieving its goals.  Based on this performance, the Compensation Committee determined that a cash bonus of 100% of target prorated at 75% be awarded to the executives. These bonuses were paid in May, 2018.   The proration was due to the timing of payment of the cash bonus as a result of the change in fiscal years from March 31 to December 31.

When the Company entered into new employment agreements with its named executive officers in July 2015, it agreed to provide retention bonuses to its named executive officers to incent them to remain employees of the Company while it explored strategic alternatives.  If the executive remained an employee of the Company continuously through June 30, 2017, he would be paid a cash bonus after that date in the amount specified in his respective employment agreement.  The retention bonuses were paid to its named executive officers, Mr. Mitchell, Mr. Rosenthal, and Mr. Schaffer, in July 2017 in the amounts of $100,000, $100,000, and $75,000, respectively.

Long-Term Incentive Compensation.  The Compensation Committee annually considers the award of long-term incentive compensation to compensate executive officers for their efforts in positioning the Company for long-term growth. The Compensation Committee considers a number of qualitative factors in setting the long-term incentive compensation for each executive officer, including the specific goals listed above as well as each executive officer’s contribution to a variety of  other Company-wide goals such as new customer and market development activities, supply chain optimization and improvement, technology base enhancements, new product development and launch activities, enhanced investor relations and implementation of certain extraordinary transactions, among other things.

Long-term incentive compensation may be paid in the form of Company common stock or in the form of a grant of stock options or any combination of stock and stock options.  The Committee believes that equity-based compensation awards aid in the retention of the executive and serve to align the interests of the executive with those of the Company’s other shareholders. Equity-based compensation awards have a future service requirement (vesting period) of three years.

Qualitative criteria are generally used to establish goals and objectives that the Board believes add value to the Company and enhance its prospects for long-term growth and success.  The Compensation Committee has established target levels for long-term incentive compensation for each executive officer based on the level of responsibility for each executive position and the peer group of companies. The target long-term incentive compensation level (as a percentage of each officer’s base salary) for each of the Company’s executive officers is as follows:

Name of Executive Officer	Target Long-Term Incentive Compensation
Joseph R. Mitchell	100%
David I. Rosenthal	65%
Adrian P. Schaffer	55%

The Compensation Committee reviewed performance for the year ended December 31, 2017 in April 2018 and determined to award long-term incentive compensation to the executive officers at 100% of the target level.  The fair value of long-term incentive compensation awards granted to executive officers in April 2018 for their performance, as a percentage of their base salary, were as follows:

Name of Executive Officer	Actual Long-Term Incentive Compensation Percentage Awarded	Options Granted # of Shares	Stock Granted # of Shares
Joseph R. Mitchell	100%	294,737	56,000
David I. Rosenthal	65%	142,143	27,007
Adrian P. Schaffer	55%	115,243	21,896

Employment Agreements

Each of our executive officers has an employment agreement with the Company, as described below.  The agreements provide for compensation in the form of annual base salary, which cannot be decreased during the term of the agreement without the consent of the executive, a monthly automobile allowance, the opportunity for cash bonuses, stock awards and stock options and employee benefits available to other Company employees.  The agreements also provide for potential payments upon termination without cause, termination upon a change in control, disability or death.  See “Employment Agreements” below.

Tax and Accounting Considerations

All elements of our employee and executive compensation program generate charges to earnings under generally accepted accounting principles in the United States.  Our allocations of the elements of total compensation are generally not influenced by the accounting treatment of each element.  We do, however, consider the tax treatment of compensation elements as one factor in the allocation of each element.

Executive Compensation

The following tables and narrative discuss the compensation of our Chief Executive Officer and our next two highest compensated officers serving as of December 31, 2017 as determined under the SEC rules.  These persons are referred to as our named executive officers.

	Summary Compensation Table

	Name and Principal Position	Period ended (1)	Salary	Bonus (2)	Stock awards (3)	Option awards (3)	Non-equity incentive plan compensation (4)	All other compensation (5)	Total
			($)	($)	($)	($)	($)	($)	($)
	Joseph R. Mitchell	Dec-17	344,975	100,000	-	100,980	196,875	19,551	762,381
	President and Chief	Dec-16	251,625	-	28,215	95,931	93,000	14,663	483,435
	Executive Officer
	David I. Rosenthal
	Treasurer, Secretary	Dec-17	257,247	100,000	-	49,368	77,905	-	484,520
	And Chief Financial	Dec-16	189,269	-	13,795	46,904	36,000	11,912	297,880
	Officer
	Adrian P. Schaffer	Dec-17	237,570	75,000	-	33,726	65,315	31,848	443,459
	Sr. Vice President of Sales	Dec-16	168,065	-	9,423	32,038	24,300	32,588	266,414
	and Business Development

(1)

The Company changed its fiscal year end date from March 31 to December 31 in 2016.  The amounts reflected for December, 2016 are for a nine month transition period.  The amounts reflected for December, 2017 are for a twelve month period.

(2)	These payments were retention bonuses that were paid in July 2017 pursuant to the named executive officer's employment agreements.

(3)

The amounts reported in the stock and option awards’ columns represent the aggregate grant date fair value in the year granted for prior year services performed computed pursuant to FASB ASC Topic 718 in the Company’s financial statements, not reduced by the estimated forfeiture rate.  The assumptions used in determining the fair value are contained in footnote 12 to the Company’s consolidated financial statements contained in Item 8 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

(4)

Non-equity incentive payments listed for the year ended December 31, 2017 represent payments to be made in May, 2018 with respect to performance in the year ended December 31, 2017.  Non-equity incentive payments listed for the nine months ended December, 2016 represent payments made in July 2017 with respect to performance during the nine months ended December 31, 2016.

(5)	Amounts reported in the all other compensation column above are comprised of the following items:

	All Other Compensation
						Moving,
						professional
			401(k) plan		Employer	dues,
			matching	Automobile	paid life	education
	Name	Period ended (1)	contributions	allowance	insurance (2)	& other		Total
			($)	($)	($)	($)		($)
	Joseph R. Mitchell	Dec-17	7,999	9,720	1,832	-		19,551
		Dec-16	5,999	7,290	1,374	-		14,663
	David I. Rosenthal	Dec-17	7,973	9,720	1,962	-		19,655
		Dec-16	3,151	7,290	1,471	-		11,912
	Adrian P. Schaffer	Dec-17	4,622	9,720	1,559	15,947	(3)	31,848
		Dec-16	2,798	7,290	1,159	21,341	(3)	32,588

(1)

The Company changed its fiscal year end date from March 31 to December 31 in 2016.  The amounts reflected for December 31, 2017 are for a twelve month period.  The amounts reflected for December, 2016 are for a nine month transition period.

(2)

Premiums paid by the Company on Company-owned insurance policies to insure the salary continuation provisions contained in executive employment agreements which provide for the payment of three years annual base salary to the estate of the executive in the event of his death during the term of the employment agreement.

(3)	Includes apartment living expenses of $10,930 for the twelve months ended December 31, 2017 and $14,517 for the nine months ended December 31, 2016, and income tax gross-ups on those expenses.

Stock Awards

We granted stock awards under the Company’s Stock Bonus Plan.  The shares granted vest in three equal annual installments beginning on the first anniversary of the grant date.

Option Awards

We granted option awards under the Company’s 2012 Equity Incentive Plan.  The options granted vest in three equal annual installments beginning on the first anniversary of the grant date.  The options granted were incentive stock options and are exercisable for a term of ten years from the date of grant.  The exercise price of the options is equal to the closing price of our common stock on the NYSE American on the date of grant.

	Outstanding Equity Awards at December 31, 2017
		Option awards					Stock awards
		Number	Number
		of securities	of securities				Number		Market value
		underlying	underlying				of shares		of shares
		unexercised	unexercised		Option	Option	of stock		of stock
		options	options		exercise	expiration	that have		that have
	Name	exercisable	unexercisable		price	date	not vested		not vested (5)
		(#)	(#)		($)		(#)		($)

	Joseph R.	-	153,000	(1)	0.87	7/11/2027
	Mitchell	66,619	133,237	(2)	0.68	7/11/2026	27,662	(4)	38,450
		45,205	22,603	(3)	0.66	9/23/2025
		27,278	-		1.71	8/18/2024
		24,193	-		0.89	7/11/2022
	David I.	-	74,800	(1)	0.87	7/11/2027
	Rosenthal	32,572	65,145	(2)	0.68	7/11/2026	13,525	(4)	18,799
		57,224	28,612	(3)	0.66	9/23/2025
		40,651	-		1.71	8/18/2024
		14,000	-		0.69	4/30/2018
	Adrian P.	-	51,100	(1)	0.87	7/11/2027
	Schaffer	22,249	44,497	(2)	0.68	7/11/2026	9,238	(4)	12,841
		39,087	19,543	(3)	0.66	9/23/2025
		27,677	-		1.71	8/18/2024
		71,854	-		0.89	7/11/2022

(1)	These unexercisable options were granted on July 12, 2017. One-third of the options will vest over each of the next three years starting on July 12, 2018.

(2)

These unexercisable options were granted on July 12, 2016.  One-third of the options have vested, and an additional one-third of the options are scheduled to vest on each of July 12, 2018 and July 12, 2019.

(3)	These unexercisable options were granted on September 24, 2015. Two-thirds of the options have vested, the remaining one-third of the options are scheduled to vest on September 24, 2018.

(4)	The restricted shares were granted on July 12, 2016. One-third of the shares have vested, and an additional one-third of the shares are scheduled to vest on each of July 12, 2018 and July 12, 2019.

(5)	The market value has been determined based on the closing price of Company common stock on December 29, 2017 of $1.39 per share.

EMPLOYMENT AGREEMENTS

We have employment agreements with each of our named executive officers as described below.

Current Named Executive Officers

On July 1, 2017, the Company entered into employment agreements with each of Messrs. Mitchell, Rosenthal, and Schaffer, which continue through December 31, 2019.  The agreements will thereafter automatically renew on generally the same  terms and conditions for successive twenty-four (24) month periods, unless either party to the applicable agreement gives written notice of non-renewal to the other party at least sixty (60) days prior to December 31, 2019 or any such renewal term then in effect.  The agreements for these officers contain certain severance provisions, including severance provisions arising from a change in control of the Company.

If the executive’s employment is terminated by the Company without cause, other than upon a change in control event, the executive will be paid a lump sum equal to six months’ base salary (twenty-four months’ base salary in the case of Mr. Mitchell, because Mr. Mitchell’s employment agreement mandates that, in the event of termination, Mr. Mitchell would be prohibited from working with any competitor for twenty-four months).

Health and Life Insurance and Other Benefits

The executive employment agreements provide that upon termination without cause, change in control or because of disability, the Company will pay two-thirds of the cost of COBRA premiums for the executive and any covered dependents for a period of six months or, if earlier, until the executive is employed by another employer.  Each executive of the Company also receives a monthly automobile allowance.

All of the employment agreements provide that the Company shall maintain at its expense, life insurance coverage on the executive payable to the executive’s designees in an amount equal to three times the annual salary payable to the executive.

Change in Control

In the event of a change in control, all stock options and bonus stock awards held by executive officers become immediately vested under the terms of the employment agreements.  In addition, upon a termination of the executive officer’s employment (or a material diminution to his responsibilities or other material changes) within twelve months following a change of control, the executive will receive a lump sum equal to one year’s base salary (two years’ base salary in the case of Mr. Mitchell), a cash bonus (equal to two times the average of the annual cash bonus paid for the preceding three fiscal years), and two times his respective retention bonus.  For purposes of the agreements, a change in control generally means any merger, reorganization, sale of substantially all Company assets, liquidation, a change in the composition of the Company’s Board as defined in the employment agreement and any other transaction that the Board determines by resolution to be a corporate transaction.

Other Provisions

The employment agreements have customary confidentiality obligations.  The employment agreements further provide that the executive, for a period of one year after the term of his respective employment agreement, will not become affiliated with any person, firm or corporation whose business is similar to or in competition with the Company and for a period of one year (in the case of Mr. Mitchell) or six months (in the case of the other executives) after termination of the executive’s employment agreement, to not induce or attempt to induce any employee of the Company to leave the employ of the Company; nor will the executive induce or attempt to induce any customer, supplier or licensee to cease doing business with the Company.

PAYMENTS AND POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Our current executive employment agreements provide compensation to Messrs. Mitchell, Rosenthal and Schaffer in the event of a termination of employment, including termination of employment (or deemed termination) following a change in control.  The tables below show the potential payments or benefits upon a termination or change in control for each of the Company’s executive officers assuming the triggering event took place on December 31, 2017.  The closing price per share of our common stock on the last trading day prior to December 31, 2017 was $1.39.  Actual amounts can only be determined at the date of the triggering event.  The amount of acceleration of unvested equity awards represents the intrinsic value of in-the-money non-vested stock options and non-vested stock awards as of December 31, 2017 that would vest upon termination or change in control.

	Termination	Termination		Termination
	by us for	by us without	Termination	due to a change
	cause	cause	due to death	in control
	($)	($)	($)	($)
Joseph R. Mitchell:
Base Salary/Severance	-	709,249	175,000	792,916
Life Insurance Proceeds	-	-	1,050,000	-
Acceleration of unvested equity awards	-	-	-	229,109
Total	-	709,249	1,225,000	1,022,025
David I. Rosenthal:
Base Salary/Severance	-	138,993	129,842	304,835
Life Insurance Proceeds	-	-	779,052	-
Acceleration of unvested equity awards	-	-	-	124,835
Total	-	138,993	908,894	429,670
Adrian P. Schaffer:
Base Salary/Severance	-	130,803	124,410	280,413
Life Insurance Proceeds	-	-	746,460	-
Acceleration of unvested equity awards	-	-	-	85,273
Total	-	130,803	870,870	365,686

DIRECTOR COMPENSATION

In 2017, the Compensation Committee retained the consulting firm Frederic W. Cook & Co., Inc. to review and assist in establishing appropriate compensation for the Company’s non-employee directors.  Frederic W. Cook & Co. evaluated the compensation practices of a peer group of 18 publicly-traded companies with broadly similar operations as UQM.  After reviewing the recommendations of the consultant, the Board adopted a director compensation policy consisting of annual cash compensation and an equity compensation that it believes appropriately compensates the non-employee directors while aligning the interests of directors with those of the Company’s shareholders.

Starting in April, 2018, each non-employee director receives an annual cash retainer of $35,000.  In addition the Chairman of the Board receives a cash retainer of $21,000.  The Chairman of the Audit Committee, the Chairman of the Compensation Committee and the Chairman of the Governance and Nominating Committee receive additional cash retainers of $10,000, $8,000, and $5,000 respectively.    Each non-employee director receives $2,000 for each committee served on except the committee chaired.

Non-employee directors also receive each year shares of the Company’s common stock with a fair value of $14,000 on the date of the grant.  These shares vest immediately.  In addition, each non-employee director receives a stock option for the number of shares that is equivalent to $21,000 as determined by utilizing the Black-Scholes-Merton option-pricing model on the date of the grant.  Options granted under this component of directors’ compensation vest immediately.

In addition, each non-employee director upon initial election to the Board is awarded 2,000 shares of the Company’s common stock at a purchase price of $0.01 per share.  Directors who are employees of the Company are not entitled to additional compensation for their service as directors.  Accordingly, Mr. Mitchell did not receive additional compensation for his service as a director.

For the year ended December 31, 2017, directors of the Company who are not employees may elect to receive an annual retainer of $35,000 in cash or the grant of options with an exercise period of ten years to acquire that number of shares of the Company’s common stock that is equivalent to $35,000 as determined by utilizing the Black-Scholes-Merton option pricing model on the date of grant or a combination of cash and options that together have a fair value of $35,000.  Options granted under the plan vest immediately. In addition, the Chairman of the Board receives an additional annual cash retainer of $9,000 and the Chairman of the Compensation Committee, the Chairman of the Audit Committee and the Chairman of the Governance and Nominating Committee each receive an additional annual cash retainer of $5,000 each.

During the year ended December 31, 2017, non-employee directors also received shares of Company common stock with a fair value of $14,000 on the date of grant, except for the Chairman of the Board who received shares with a fair value of $17,000 on the date of grant.  These shares vest immediately.  In addition, each non-employee director received a stock option for that number of shares of the Company’s common stock that is equivalent to $21,000, or $26,000 in the case of the Chairman of the Board, as determined by utilizing the Black-Scholes-Merton option pricing model on the date of grant.  Options granted under this component of director compensation vest immediately. In the year ended December 31, 2017, the directors received shares equal to 35% of the dollar values noted above.

The following table sets forth information concerning remuneration paid to non-employee directors of the Company during nine months ended December 31, 2017:

Non-Employee Director Compensation Year Ended December 31, 2017

		Fees earned			All
		or paid in	Stock	Option	other
		cash	awards (1)	awards (1)	compensation	Total
		($)	($)	($)	($)	($)
	Donald W. Vanlandingham	44,000	5,950	7,815	-	57,765
	Stephen J. Roy	40,000	4,900	6,312	-	51,212
	Joseph P. Sellinger	40,000	4,900	6,312	-	51,212
	John E. Sztykiel	40,000	4,900	6,312	-	51,212

(1)

The amount reported is the aggregate grant date fair value computed under FASB ASC Topic 718.  The fair value of stock options is computed utilizing the Black-Scholes-Merton pricing model.  The assumptions used in determining the fair value are contained in footnote 10 to the Company’s consolidated financial statements contained in Item 8 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2017. Stock and option awards vest in full on the date of grant.

The table below shows the aggregate number of shares of common stock granted under the Stock Bonus Plan held by each non-employee director as of December 31, 2017:

Name	Number of common shares
Donald W. Vanlandingham	86,799
Stephen J. Roy	79,677
Joseph P. Sellinger	77,320
John E. Sztykiel	53,048

The table below shows the aggregate number of options held by each non-employee director as of December 31, 2017:

		Number of	Option	Option
		options	exercise	expiration
	Grant date	outstanding	price	date
		(#)	($)
Donald W. Vanlandingham	7/12/2017	10,706	0.87	7/11/2027
	7/12/2016	27,625	0.68	7/11/2026
	9/24/2015	16,250	0.66	9/23/2025
	8/19/2014	13,240	1.71	8/18/2024
	8/7/2013	14,383	1.19	8/6/2023
	8/3/2011	58,095	2.04	8/2/2018
		140,299
Stephen J. Roy	7/12/2017	8,647	0.87	7/11/2027
	7/12/2016	22,313	0.68	7/11/2026
	9/24/2015	13,125	0.66	9/23/2025
	8/19/2014	10,694	1.71	8/18/2024
	8/7/2013	14,383	1.19	8/6/2023
	8/8/2012	51,220	0.79	8/7/2019
	8/13/2010	14,789	2.63	8/12/2018
		135,171
Joseph P. Sellinger	7/12/2017	8,647	0.87	7/11/2027
	7/12/2016	22,313	0.68	7/11/2026
	9/24/2015	13,125	0.66	9/23/2025
	8/19/2014	10,694	1.71	8/18/2024
	8/7/2013	14,383	1.19	8/6/2023
	8/3/2011	17,073	2.04	8/2/2021
	11/3/2009	12,111	4.73	11/2/2019
		98,346
John E. Sztykiel	7/12/2017	8,647	0.87	7/11/2027
	7/12/2016	22,313	0.68	7/11/2026
	9/24/2015	13,125	0.66	9/23/2025
	8/19/2014	10,694	1.71	8/18/2024
	8/7/2013	14,383	1.19	8/6/2023
		69,162

The Board determines the total amount of the annual retainer, bonus share award and stock option award payable to non-employee members of the Board.

COMPENSATION COMMITTEE REPORT (1)

The Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis with management and, based on this review and discussion, recommends that it be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and Proxy Statement for the Annual Meeting of Shareholders to be held October 17, 2018.

Compensation Committee

Stephen J. Roy

Joseph P. Sellinger

Donald W. Vanlandingham

September 5, 2018

_________________

1 The material in this report is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation contained in such filing.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company has entered into indemnification agreements with all members of the Board and with all of its executive officers. These agreements require that the Company to indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of the Company, and otherwise to the fullest extent permitted under Colorado law and the Company’s Bylaws.

Certain Relationships and Related Transactions

The Company does not have a written policy regarding the identification, review, consideration and approval or ratification of “related person’s transactions.” Rather, such policy is evidenced by long standing principles set forth in the Company’s Code of Business Conduct Ethics and adhered to by the Board and the Audit Committee.   The Company does not endorse insider transactions and there have been no insider transactions during the reported periods. The Audit Committee approves any transaction between the Company and a related person.  A related person is any executive officer, director, or more than five percent shareholder of the Company’s stock, including any of their immediate family members, and any entity owned or controlled by such persons.

The following is a summary of transactions since January 1, 2017 to which the Company has been a participant that involved amounts that exceeded or will exceed the lesser of (i) $120,000 or (ii) one percent of the average of the Company’s total assets at December 31, 2016 and 2017, and in which any of the Company’s directors, executive officers or any other “related person” as defined in Item 404(a) of Regulation S-K had or will have a direct or indirect material interest.

On August 25, 2017, the Company entered into a stock purchase agreement (the “Purchase Agreement”) with China National Heavy Duty Truck Group Co. Ltd. (“CNHTC”) and its wholly-owned subsidiary, Sinotruk (BVI) Limited (“Sinotruk”), pursuant to which Sinotruk would acquire newly issued shares of our common stock in two stages, and UQM and CNHTC would plan to create a joint venture to manufacture and sell electric propulsion systems for commercial vehicles and other vehicles in China.

In the first stage, which closed on September 25, 2017, Sinotruk acquired 5,347,300 shares of our common stock, representing 9.9% of the total outstanding shares as of the date of the Purchase Agreement, for aggregate consideration of approximately $5.1 million (the “First Stage Transaction”). In the second stage, Sinotruk was to acquire such number of additional shares (the “Second Stage Shares”) resulting in Sinotruk owning a total of 34% of the Company’s then-

outstanding common stock on a fully diluted basis (the “Second Stage Transaction”). The purchase price for the Second Stage Shares (which is the same price at which the shares were sold in the First Stage Transaction) was to be set at approximately $0.95 per share, which represented a 15 percent premium to the average daily trading price of the Company’s common stock during the 30 days immediately prior to the signing of the Purchase Agreement. If completed, the total transaction would have brought approximately $28.3 million in cash to UQM.

On May 9, 2018, the Company announced that the closing of the Second Stage Transaction would not occur because the Committee on Foreign Investment in the United States determined that it would not approve the Second Stage Investment.

In September 2017, Sinotruk made an initial purchase of UQM PowerPhase® DT systems of approximately $28,000 for implementation and evaluation in their commercial vehicles.

In November 2017, the Company entered into a Joint Venture Agreement (“JVA”) with CNHTC and Sinotruk Global Village Investment Limited, a Hong Kong based limited liability company owned by CNHTC. Under the JVA, UQM will acquire a 25% ownership share of the joint venture entity, Qingdao Zhongqi New Energy Automobile Co., LTD (the “JV Entity”), with CNHTC and its affiliate collectively acquiring a 75% share. The Company has the option to increase its ownership position to 33% in the next one to three years. The initial total capital of the joint venture will be $24 million, with UQM contributing $6 million in three installments. UQM’s funding requirement was contingent on the closing of the Second Stage Transaction with CNHTC, and the parties are now contemplating alternative funding structures to initiate the joint venture.

In November 2017, we entered into Technology License and Services Agreement with the JV Entity, pursuant to which the Company will grant to the JV Entity a non-transferable and exclusive right in China to use the Company’s permanent magnet synchronous motors and inverter controllers used for the commercial vehicle market, specifically related to the Company’s current PowerPhaseHD and PowerPhasePro motor and motor-controlling, transmission controller and speed shifting appliance technologies. The scope of the license is limited to the manufacture and sale of UQM products in China, although the parties may in the future jointly develop and sell electric motor, E-axle and integrated motor and transmission products manufactured by the JV Entity outside of China. The license includes a right to use the patents, copyrights, technical documents and related knowhow owned by the Company as required to manufacture and sell these products in the commercial vehicle market in China. The license has no effect on the Company’s current revenues or its development plans outside of China. The initial term of the license will be seven (7) years.

Forward-Looking Statements

Certain statements in this report constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements, including those relating to the completion of the transactions with CNHTC and Sinotruk, involve risks and uncertainties. Actual results may differ materially from those contemplated (expressed or implied) by such forward-looking statements.  Factors that may cause such a difference include risks and uncertainties related to the impact of any changes in general economic and market conditions. Additional information about the risks and uncertainties faced by the Company are described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 and any subsequent reports filed with the SEC. Any forward-looking statement speaks only as of the date on which it is made. UQM does not undertake or assume any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Director Independence

The NYSE American Company Guide requires that a majority of the Board be independent. Pursuant to such rules, an “independent director”, in general, means a person other than an executive officer or employee of the Company.  Additionally, no director qualifies as independent unless the Board affirmatively determines that the director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.  The Board has affirmatively determined that each of Messrs. Vanlandingham, Roy, Sztykiel and Sellinger is independent under the NYSE American Company Guide.

In addition to the independence guidelines discussed above, members of the committees of the Board also must satisfy additional independence requirements established by the applicable rules of the NYSE American and, in certain cases, the SEC.  See the section entitled “Committees of the Board” of this Proxy Statement for additional information.

SECURITY OWNERSHIP OF CERTAIN OWNERS AND MANAGEMENT

The following table shows the ownership of the Company’s $0.01 par value common stock by (i) beneficial owners of five percent or more of the Company’s common stock, (ii) each director, (iii) each of our named executive officers and (iv) all directors and executive officers as a group, as of August 24, 2018, the record date.  Unless otherwise noted, each shareholder’s address is the address of the Company and exercises sole voting and investment power with respect to the shares beneficially owned. None of the shares reported below are pledged as security or have been placed in a margin account by any executive officer or director.

	Name of Beneficial Owner	Shares of Common Stock Ownership as of August 24, 2018	Shares of Common Stock Holder has a Right to Acquire by October 23, 2018	Total Shares Beneficially Owned	Percent of Class (1)
	Sinotruk (BVI) Limited (2)
	Units 2102-03 Shun Tak Centre,	5,347,300	-	5,347,300	9.86%
	China Merchants Tower,
	168-200 Connaught Rd.,
	Central, Hong Kong
	GDG Green Dolphin, LLC (3)
	1 N. Wacker Drive, Suite 2500,	4,537,850	-	3,148,523	8.37%
	Chicago, Illinois 60606
	Joseph R. Mitchell	181,847	280,914	462,761	*
	David I. Rosenthal	86,254	187,953	274,207	*
	Adrian P. Schaffer	102,699	200,148	302,847	*
	Donald W. Vanlandingham	152,399	106,966	259,365	*
	Stephen J. Roy	97,877	140,382	238,259	*
	Joseph P. Sellinger	88,520	118,346	206,866	*
	John E. Sztykiel	79,248	89,162	168,410	*
	Director and Executive Officers as a Group (eight persons)	828,091	1,270,720	2,098,811	3.78%
*	Less than 1%

(1)

Based on 54,207,190 shares of our common stock issued and outstanding as of August 24, 2018.  Pursuant to Exchange Act Rule 13d-3(d)(1), shares of common stock of which a person has the right to acquire beneficial ownership at any time by October 23, 2018 are deemed outstanding and beneficially owned by the person for the purpose of computing the number of shares and percentage beneficially owned by such person, but are not deemed outstanding for purpose of computing the percentage beneficially owned by any other person.

(2)

Share data based on information in an amendment to a Schedule 13D filed on October 5, 2017 with the SEC by Sinotruk (BVI) Limited.  The securities reported are held by Sinotruk (BVI) Limited and China National Heavy Duty Truck Group Co. Ltd.  As of September 25, 2017, the Schedule 13D indicates that Sinotruk (BVI) Limited and China National Heavy Duty Truck Group Co. Ltd. have shared voting and investment power with respect to 5,347,300 shares of common stock.

(3)

Share data based on information in an amendment to a Schedule 13G filed on February 5, 2018 with the SEC by GDG Green Dolphin, LLC.  The securities reported are held by GDG Green Dolphin, LLC and Gregory D. Glyman.  As of December 31, 2017, the Schedule 13G indicates that (i) GDG Green Dolphin, LLC had shared voting and investment power with respect to 4,522,650 shares of common stock and (ii) Gregory D. Glyman had sole voting and investment power with respect to 15,200 shares of common stock and shared voting and investment power with respect to 4,522,650 shares of common stock.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of December 31, 2017, with respect to the Company’s equity compensation plans:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders:
Equity Incentive Plan	2,403,366	$1.23	2,117,893
Non–Employee Director Stock Option Plan	460,786	$1.28	446,635
Stock Bonus Plan	57,760	$0.68	416,153
Equity compensation plans not approved by security holders	-	-	-
Total	2,921,912	$1.23	2,980,681

PROPOSAL 2: Advisory Vote to Approve Compensation for Our Named Executive Officers

Shareholders have the opportunity to vote, on an advisory basis, on the compensation of our named executive officers. This advisory vote offers shareholders the opportunity to endorse or not endorse the Company’s executive compensation policies and practices described in this proxy statement.  Last year, over 87% of the advisory votes cast by the Company’s shareholders approved of our executive compensation policies and practices.  Following each of our 2011 Annual Meeting and our 2017 Annual Meeting, at which our shareholders supported an annual frequency for the advisory vote on the compensation of our named executive officers, our Board has determined to hold the advisory vote on executive compensation each year.

Our executive compensation programs are designed with the objectives of attracting, motivating and retaining highly qualified executives, providing performance-based incentives for the attainment of strategic business objectives, rewarding superior performance and aligning the interests of our executives with those of our shareholders.  Accordingly, we are submitting the following resolution for shareholder vote at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

For a more complete discussion of our compensation policies and practices please see the “Compensation Discussion and Analysis” section and the accompanying compensation tables and narrative disclosures in this proxy.

Your vote on this matter is advisory and non-binding, and therefore cannot overrule any decisions made by the Board of the Company.  However, the Compensation Committee will consider the outcome of this shareholder vote in its future deliberations on executive compensation.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL 3: Approval of the Amendment to the 2012 Equity Incentive Plan to Increase the Number of Shares Available for Grant by 2,500,000 Shares

The Board is seeking the approval of shareholders to an amendment to the Company’s 2012 Equity Incentive Plan (the “Equity Incentive Plan”) to increase the number of shares of Company common stock available for award by 2,500,000 shares. This amount is approximately 4.6% of the Company’s currently outstanding shares of common stock. If approved by the shareholders, the amendment would serve to amend Section 4.1 of the 2012 Equity Incentive Plan to increase the number of shares of Company common stock reserved under the plan from 4,600,000 to 7,100,000.

Purpose and Background of the Equity Incentive Plan

The Equity Incentive Plan provides for the grant of non-qualified stock options and incentive stock options to our employees and consultants.  The purpose of our Equity Incentive Plan is to attract and retain the best available employees and consultants for positions of substantial responsibility, to provide additional incentives to continue in our long-term service and to optimize the future success of our operations through incentives that are consistent with the Company’s goals and that link the personal interests of participants in the Equity Incentive Plan to those of our shareholders. On April 11, 2012, our Board adopted the Equity Incentive Plan to replace the previous equity incentive program, which expired by its terms in 2012.  Our shareholders approved adoption of the Equity Incentive Plan on August 8, 2012.  On May 27, 2014, our Board approved an amendment to the Equity Incentive Plan to increase the number of shares by an additional 1,000,000 shares, which was approved by our shareholders on August 13, 2014. On August 30, 2016, our Board approved an amendment to the Equity Incentive Plan to increase the number of shares by an additional 2,500,000 shares, which was approved by our shareholders on November 22, 2016.  On August 18, 2018, our Board approved an amendment to the Equity Incentive Plan to increase the number of shares by an additional 2,500,000 shares, subject to the approval of the Company’s shareholders.

The number of shares of the Company’s common stock reserved for issuance under the Equity Incentive Plan, as amended, was 4,600,000. As of April 20, 2018, the Company had granted awards for an aggregate of 3,441,069 shares of common stock to employees under the Equity Incentive Plan, leaving 1,158,931 shares available for future grant. If the amendment is approved, the number of shares available for future grants under the Equity Incentive Plan will increase by 2,500,000 shares. If shareholder approval is not obtained, then the amendment to the Equity Incentive Plan will not be implemented, and the Equity Incentive Plan will continue in effect pursuant to its current terms. Approval of the amendment will help ensure that the Company is able to continue recruiting and retaining talented employees and consultants and award, as a portion of their compensation package, equity awards that further align the employees’ and consultants’ interests with the Company’s shareholders.  The Company expects that additional employees will be hired as a result of expansion into Asia and believes that these equity awards are necessary to attract and retain qualified personnel.

Our compensation structure for executives consists of base pay, payable in cash, and performance-based variable compensation to reward our executives for achieving financial, operational, and strategic goals as well as for individual performance.  The Board has established grants of stock options under the Equity Incentive Plan as a significant component of our equity-based compensation program.  The grant of equity-based compensation is generally linked to the attainment of performance objectives established by the Board.  Performance-based variable compensation may be paid either in cash or in the form of common stock under the Stock Bonus Plan, stock options under the Equity Incentive Plan, or a combination of both.  Over the last several years, equity-based compensation (common stock and stock options) have been a significant component of each executive officer’s total compensation, in certain years representing more than 25% of total annual compensation.  This significant equity-based compensation component of executive compensation is designed to encourage an ownership mindset that aligns the interests of management with those of our shareholders.

Management believes that the grant of options to acquire common stock under the Equity Incentive Plan is critically important to attracting and retaining highly qualified employees.  Many large companies have substantially greater financial resources that permit them to offer highly competitive compensation packages.  Grants of equity-based compensation to existing and potential employees under the Equity Incentive Plan is a significant tool that we can use in competing for and retaining highly qualified employees in a competitive job market where we routinely compete with large companies for personnel.  Equity-based compensation awards with multiple-year vesting periods can also serve as a powerful retention tool by requiring employees to remain with us over a number of years to earn the full amount of the compensation.

If the shareholders do not approve the amendment of the Equity Incentive Plan, the Compensation Committee expects to pay in cash the fair value of each executive’s annual compensation typically paid through the grant of stock options.  Consequently, a vote against the amendment of the Equity Incentive Plan will not have the effect of reducing the total amount of executive compensation, but rather will convert a noncash compensation cost to a compensation cost payable in cash.

Dilution, Burn Rate and Overhang of the Company’s Equity-Based Compensation Plans

The Company’s two equity-based compensation plans for its employees and consultants are the Equity Incentive Plan (the subject of this Proposal 3 and the Stock Bonus Plan (the subject of Proposal 4 below).  The annual dilution as the result of awards made under these two plans was approximately -1.2%, -0.7%, -1.0%, 1.25, and 0.8% in each of the fiscal years ended March 31, 2014, 2015, 2016, nine months ended December 31, 2016, and year ending December 31, 2017, respectively.  Dilution is generally defined as the total equity awards granted under these two plans less cancellations or forfeitures of awards under these two plans, divided by total number of the Company’s common stock outstanding at the beginning of each fiscal year.  The Company manages its long-term dilution by limiting the number of equity awards that are granted annually, commonly referred to as burn rate.  Burn rate differs from dilution, as it does not account for equity awards that have been cancelled.  The Company’s annual burn rate for the fiscal years ending March 31, 2014, 2015, 2016, nine months ended December 31, 2016, and year ending December 31, 2017 was 1.5%, 1.3%, 1.1%, 1.6%, and 1.1% respectively.

An additional metric that the Company uses to measure the cumulative impact of our equity-based compensation programs for employees and consultants is overhang.  Overhang is the number of equity awards outstanding but not exercised, plus equity awards available to be granted, divided by the total number of common shares outstanding at the end of the year.  At December 31, 2017, the Company’s overhang was 11.6% and for the nine months ending December 31, 2016, the Company’s overhang was 13.2%.

In considering the number of shares to add to the Equity Incentive Plan (pursuant to this Proposal 3) and to the Stock Bonus Plan (pursuant to Proposal 4), the Company’s Board and Compensation  Committee considered the Company’s historical grant practices as well as the potential dilution and potential costs of these plans.  The Company estimates that, based on its historical grant practices over the past several years, the number of shares authorized under the Equity Incentive Plan would last approximately two years and the number of shares authorized under the Stock Bonus Plan would last approximately two years.

Future grants under the Equity Incentive Plan will be determined by the Compensation Committee and may vary from year to year and from participant to participant and are not determinable at this time. Future benefits or amounts to be received by or allocated will be determined by future action of the Compensation Committee and are not determinable at this time.

On  August 24, 2018, the closing price of a share of common stock on the NYSE American was $1.15.

Summary of the Equity Incentive Plan

The following paragraphs provide a summary of the principal features of the Equity Incentive Plan and do not purport to be complete and are subject to and qualified in its entirety by the actual terms of the plan.

Shares Subject to the Equity Incentive Plan.  The number of shares of the Company’s common stock reserved for issuance under the Equity Incentive Plan, as amended, was 4,600,000.  If the amendment is adopted, there will be an aggregate of 7,100,000 shares covered by the Plan.  The Equity Incentive Plan provides that all shares of common stock reserved for the Equity Incentive Plan can be granted with respect to incentive options.  Shares of common stock covered by unexercised options that expire, terminate, or are canceled, together with shares of common stock that are used to pay withholding taxes or the option exercise price, will again be available for awards under the Equity Incentive Plan.

Per-Person Limit.  In order to qualify the options as “performance-based compensation” not subject to the limit on deductibility under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), the Plan limits the maximum number of shares subject to one or more options that can be granted during any calendar year to any employee or consultant to 500,000 shares of Common Stock.

Adjustment of Shares.  The number of shares eligible for option grants under the Equity Incentive Plan, the number of shares subject to outstanding options, the number of shares that may be granted to any individual, the number of shares available for grant pursuant to incentive options, and the number of shares subject to a delegation of authority are subject to adjustment on account of stock splits, stock dividends, recapitalizations and other dilutive changes in the common stock.

Eligibility.  The Equity Incentive Plan provides that options may be granted to those key employees and consultants who are selected by the Compensation Committee in its sole discretion.  We currently consider certain of our employees and consultants to be eligible for the grant of options under the Equity Incentive Plan.  As of August 24, 2018, there were approximately 57 eligible individuals.

Administration of the Equity Incentive Plan.  The Equity Incentive Plan is administered by the members of the Compensation Committee of the Board.  The Compensation Committee may, when necessary, appoint one or more subcommittees to (1) consist solely of individuals who satisfy the requirements of any exchange or market on which the common stock is traded, (2) consist solely of persons who qualify as an “outside director” under Section 162(m) of the Code, or (3) consist solely of individuals who qualify as “non-employee” directors under Rule 16b-3 under the Exchange Act.  The Compensation Committee has the sole discretion to determine the employees and consultants to whom options may be granted under the Equity Incentive Plan and the manner in which such options will vest.  Options are granted by the Compensation Committee to employees and consultants in such numbers and at such times during the term of the Equity Incentive Plan as it shall determine.  In granting options, the Compensation Committee intends to take into account such factors as it may deem relevant in order to accomplish the Equity Incentive Plan’s purposes, including one or more of the following:  the extent to which performance goals have been met, the duties of the respective employees and consultants, and their present and potential contributions to our success.

The Equity Incentive Plan provides that the Compensation Committee may delegate authority to grant options to specified officers of the Company; provided no grants of options may be made by such specified officers to any employee or consultant who is covered by Section 16(b) of the Exchange Act.  At this time, the Compensation Committee has not made such a delegation.

Grant of Options.  The Compensation Committee may grant stock options, including incentive stock options (“ISOs”), which may be eligible for favorable tax treatment for the option holder, or non-qualified options (“NQOs”).  ISOs may only be granted to employees.

Exercise Price.  The Compensation Committee determines the exercise price for each option, which must be equal to or greater than the fair market value of the common stock on the date of grant.  An ISO that is granted to an employee who owns common stock having more than 10% of the voting power must have an exercise price that is at least equal to 110% of the fair market value of the common stock on the date the ISO is granted.

No Repricing.  The Equity Incentive Plan provides that, without prior shareholder approval, we will not (1) amend the terms of any outstanding option to reduce the option price, (2) cancel any outstanding option and replace it with a new option with a lower exercise price where the economic effect would be the same as reducing the option price of the cancelled option, (3) cancel any outstanding option in exchange for cash, or (4) take any other action with respect to an option that would be treated as a “repricing” under the accounting rules or under the rules of the SEC.

Vesting.  The Compensation Committee determines the vesting schedule for options in its sole discretion.

Exercise of Options.    An option holder may exercise an option by written notice and payment of the exercise price (1) in cash or certified funds, (2) by the surrender of a number of shares of common stock already owned by the option holder for at least 6 months and having a fair market value equal to the exercise price, or (3) through a broker’s transaction by directing the broker to sell all or a portion of the common stock to pay the exercise price or make a loan to the option holder to permit the option holder to pay the exercise price.  Option holders who are subject to tax withholding may pay the withholding in cash.  Otherwise, we will withhold the number of shares necessary to satisfy the minimum required tax withholding obligation.

Option Term. The Compensation Committee determines the term of each option, which shall be no longer than 10 years (5 years in the case of an ISO granted to an employee who owns common stock having more than 10% of the voting power).

Termination of Employment or Services. Unless the Compensation Committee provides otherwise, the following provisions apply in the event of an employee option holder’s termination of employment.  If the option holder’s employment is terminated for cause, the option terminates immediately.  If the option holder becomes disabled, the option may be exercised for one year after the option holder’s employment terminates on account of disability.  If the option holder dies during employment or in the one-year period referred to in the preceding sentence, or in the 3-month (ISOs) or 12-month (NQOs) period following termination of employment other than on account of cause, disability or retirement, the option may be exercised for one year after the option holder’s death.  If the option holder’s employment terminates for any reason other than cause, disability, death, or retirement, an ISO may be exercised for 3 months after termination of employment, and a NQO may be exercised for 12 months after termination of employment.  If the option holder’s employment terminates on account of retirement, an ISO may be exercised for 3 months after retirement and an NQO can be exercised for the rest of the option term.  For this purpose, retirement means termination of employment after the option holder’s 65th birthday, termination pursuant to an early retirement provision in the option holder’s employment agreement, or voluntary termination of employment by a UQM officer who has served as a UQM officer for 20 or more years.  In all cases, the option can be exercised only to the extent that it is vested at the time of termination of employment and only during the term of the option, except that the option will become 100% vested upon a termination of employment on account of retirement.

The following provisions shall apply in the event of a consultant option holder’s termination of services.  If the option holder’s services are terminated other than on account of cause or the option holder’s death, the option may be exercised during the remainder of the option term.  If the option holder’s services are terminated for cause, as determined by the Company, the option terminates immediately; however, if the agreement between the Company and the consultant provides for termination of the agreement for cause, cause will have the meaning set forth in the agreement.  If the option holder dies during the option period, the option may be exercised for 15 months after the option holder’s death.  In all cases, the option can be exercised only to the extent that it is vested at the time of termination and only during the term of the option.

Nontransferability. Generally, NQOs granted under the Equity Incentive Plan are not transferable other than by will or by the laws of descent and distribution.  The Compensation Committee may, however, permit a transfer of NQOs to certain members of the option holder’s family or to a trust or partnership of which certain members of the option holder’s family are the only beneficiaries or partners.  ISOs may not be transferred under any circumstances other than by will or by the laws of descent and distribution.

Change in Control. Upon the occurrence of a “corporate transaction” (as defined in the Equity Incentive Plan), all outstanding options will become fully vested.  The successor to the Company may assume the options or substitute new options.  The Equity Incentive Plan provides that all assumptions or substitutions shall be made in compliance with Sections 409A and 424 of the Code.

Amendment and Termination.  Our Board may amend the Equity Incentive Plan in any respect at any time provided shareholder approval is obtained when necessary or desirable, but no amendment may adversely affect any option previously granted without the option holder’s consent.  The Equity Incentive Plan will terminate on April 10, 2022, unless sooner terminated by the Board.

Federal Income Tax Consequences

The following is a summary of the principal United States federal income tax consequences to the option holders and to the Company as of the date of this proxy statement.  The discussion does not address state, local, or foreign tax consequences nor does it address any estate or gift tax consequences.

The grant of an ISO or an NQO has no federal income tax consequences for the option holder or the Company.

An option holder will have no federal income tax consequences upon exercise of an ISO, except that the alternative minimum tax may apply.  If the option holder disposes of the common stock before the end of the ISO holding periods (two years from the date of grant and one year from the date of exercise), the option holder recognizes ordinary income equal to the excess of (1) the fair market value of the common stock on the date the ISO was exercised or, if less, the amount received in the disposition of the common stock over (2) the exercise price for the ISO.  Generally, the Company will receive a tax deduction if the shares are disposed of before the ISO holding periods are met.  If the option holder disposes of the common stock after the end of the ISO holding periods, the option holder will recognize capital gain.  The Company does not receive a tax deduction for any capital gain income of the option holder.

When an NQO is exercised, the option holder will recognize ordinary income equal to the excess of the fair market value of the common stock on the date of exercise over the exercise price.  Generally, the Company will receive a tax deduction for that same amount.

Under Section 162(m) of the Code, the Company’s federal income tax deductions may be limited to the extent that total annual compensation in excess of $1 million is paid to the Company’s chief executive officer or any one of the three highest paid executive officers (other than the chief financial officer) who were employed by the Company on the last day of the taxable year.  However, certain “performance-based compensation,” the material terms of which are disclosed to and approved by the Company’s shareholders, is not subject to this limitation on deductibility.  We have designed the Equity Incentive Plan with the intention that compensation resulting from options granted under the plan would be deductible without regard to the limitations otherwise imposed by Section 162(m) of the Code.

Shareholder Approval

The affirmative vote of the majority of the votes that could be cast at the Annual Meeting by the holders who are present in person or by proxy is required to approve the amendment to the Equity Incentive Plan.  The Board believes the amendment to the Equity Incentive Plan is in the best interests of the Company and its shareholders and is important in order to help assure the ability of the Company to continue to recruit and retain highly qualified employees and consultants.

THE BOARD OF DIRECTORS RECOMMENDS VOTING “FOR” THE AMENDMENT OF THE EQUITY INCENTIVE PLAN.

PROPOSAL 4: Vote upon a Proposal to Approve the Amendment of the Stock Bonus Plan to Increase the Number of Shares Available for Grant by 300,000 Shares

The Board is seeking the approval of shareholders to an amendment to the Company’s Stock Bonus Plan (the “Stock Bonus Plan”) to increase the number of shares of Company common stock available for award by 300,000 shares. This amount is about 0.6% of the Company's currently outstanding shares of common stock. If approved by the shareholders, the amendment would serve to amend Section 4.1 of the Stock Bonus Plan to increase the number of shares of Company common stock reserved under the plan from 2,554,994 to 2,854,994.

Purpose and Background of the Stock Bonus Plan

Our Board approved a Stock Bonus Plan (the “Stock Bonus Plan”) in 1985 to permit the grant of shares of common stock to employees and key consultants to the Company as additional compensation for services rendered.  As of August 24, 2018, there were 238,747 shares available for grant under the Stock Bonus Plan, which had previously been approved by the Company’s shareholders.  On August 18, 2018, our Board approved an amendment to the Stock Bonus Plan to increase the number of shares by an additional 300,000 shares, subject to the approval of the Company’s shareholders.

Shares granted under the Stock Bonus Plan, unlike stock options granted under the Equity Incentive Plan, have a measurable market value on the date of grant.  The Compensation Committee believes the combination of awards under the Stock Bonus Plan and the Equity Incentive Plan is appropriate to accomplish the objectives of Company’s employee compensation and retention program.  Shares granted under the Stock Bonus Plan provide immediate value to the employee or consultant, with the issuance of fewer numbers of shares than would be needed to be awarded under the Equity Incentive Plan to provide similar value.  Awards under the Equity Incentive Plan, due to the nature of options and generally more shares covered by awards under this Plan, provide a greater “multiplier” on increases in the stock price of the Company’s common stock.  The Compensation Committee believes having both types of awards available for compensation increases the flexibility of the Company’s compensation plans and reduces the amount of cash necessary to compensate the Company’s employees and consultants.

Similar to awards under the Equity Incentive Plan, grants of equity-based compensation to existing and potential employees under the Stock Bonus Plan is a significant tool that we can use in competing for and retaining highly qualified employees in a competitive job market where we routinely compete with large companies for personnel.  Equity-based compensation awards with multiple-year vesting periods can also serve as a powerful retention tool by requiring employees to remain with us over a number of years to earn the full amount of the compensation.

Because a substantial portion of the total compensation paid to our executives is equity-based compensation paid through grants of common stock under the Stock Bonus Plan, the Board has determined that it is in our best interests to further increase the number of shares of common stock available for grant under the Stock Bonus Plan.  If the shareholders do not approve this amendment to the Stock Bonus Plan, the Board expects to, upon exhausting the shares in the Stock Bonus Plan previously approved by the Company’s shareholders, to pay in cash the fair value of each executive’s annual compensation typically paid through the grant of common stock under the Stock Bonus Plan.  Consequently, a vote against this amendment will not have the effect of reducing the total amount of executive compensation, but rather will convert a noncash compensation cost to a compensation cost payable in cash.

For a discussion of dilution and other effects of the proposed amendment of the Stock Bonus Plan, see the section titled “Dilution, Burn Rate and Overhang of the Company’s Equity- Based Compensation Plans” above in Proposal 3.

 Future grants under the Stock Bonus Plan will be determined by the Compensation Committee and may vary from year to year and from participant to participant and are not determinable at this time. Future benefits or amounts to be received by or allocated will be determined by future action of the Compensation Committee and are not determinable at this time.

Summary of the Stock Bonus Plan

The following paragraphs provide a summary of the principal features of the Stock Bonus Plan and do not purport to be complete and are subject to and qualified in its entirety by the actual terms of the plan.

Shares Subject to the Plan.    The number of shares of the Company’s common stock initially reserved for issuance under the Stock Bonus Plan, as amended, was 2,554,994.  If the amendment is adopted, there will be an aggregate 2,854,994 shares under the Stock Bonus Plan.

Adjustment of Shares.  The number of shares eligible for grant under the Stock Bonus Plan, the number of shares that may be granted to any individual, and the number of shares subject to a delegation of authority are subject to adjustment on account of stock splits, stock dividends, recapitalizations and other dilutive changes in common stock.  Shares of common stock that terminate or are canceled, are reacquired in accordance with plan provisions, together with shares of common stock that are used to pay withholding taxes, will again be available for option under the Stock Bonus Plan.

Participation.    The Stock Bonus Plan provides that shares of common stock may be granted to those employees and key consultants who are selected by the Compensation Committee in its sole discretion and to non-employee directors who are selected by the Board in its sole discretion.  The Company currently considers certain of its employees and consultants to be eligible for the grant of shares of common stock under the Stock Bonus Plan.  As of August 24, 2018, there were approximately 57 eligible individuals.  The Stock Bonus Plan is a discretionary plan and, accordingly, it is not possible at present to determine the number of shares that may be granted to any individual during the term of the Stock Bonus Plan.  There is no minimum or maximum number of shares that may be issued to any eligible participant.

Administration.    The Stock Bonus Plan is administered as to grants to employees and key consultants by the Compensation Committee and as to grants to non-employee directors by the Board.  The Stock Bonus Plan may be terminated at any time by resolution of the Board.  To the extent applicable, the Compensation Committee must be structured at all times so it satisfies the “non-employee director” requirement of Rule 16b-3 under the Exchange Act.  In addition, to the extent that vesting of a grant is performance-based, we intend that the Compensation Committee be structured so that it satisfies the “outside director” requirement of Section 162(m) of the Code.  The Compensation Committee has the sole discretion to determine the employees and key consultants to whom common stock may be granted under the Stock Bonus Plan and the manner in which such shares will vest.  The Board has the sole discretion to determine to whom common stock may be granted and the manner in which it will vest.  Shares of common stock are granted by the Compensation Committee to employees and key consultants in such numbers and at such times during the term of the Stock Bonus Plan as the Compensation Committee and the Board, respectively, determine.  In making grants, the Compensation Committee and the Board will take into account such factors as they may deem relevant in order to accomplish the Stock Bonus Plan’s purposes, including one or more of the following:  the extent to which performance goals have been met, the duties of the respective employees and consultants, and their present and potential contributions to the Company’s success.

The Stock Bonus Plan provides that the Compensation Committee may delegate authority to specified officers of the Company to grant shares of common stock to our employees and key consultants; provided no grants of shares may be made by such specified officers to any employee or key consultant who is covered by Section 16(b) of the Exchange Act or to any employee who is, or who may become, subject to Section 162(m) of the Code.  At this time, the Compensation Committee has not made such a delegation.

Restrictions.    The Compensation Committee and the Board, respectively, determine the restrictions, if any, applicable to each grant of common stock under the Stock Bonus Plan.  The restrictions may include vesting over a specified period of time or the attainment of specified performance goals and objectives as determined by the Compensation Committee or the Board of Directors.  The restrictions may vary among awards and grantees.

Change in Control.    All restrictions with respect to stock granted under the Plan lapse upon a “change in control” of the Company, unless the Compensation Committee or the Board, as applicable, has provided otherwise when the common stock is granted.  A “change in control” occurs if (1) we are merged or consolidated with another company or reorganized (other than a bankruptcy reorganization) unless we are the surviving or continuing company and there is no change in the Common Stock, (2) substantially all of our business or assets are sold or transferred (unless we continue as the holding company of the entity or entities that continue our business) or a sale of more than 50% of our outstanding voting stock, (3) we are liquidated or dissolved, (4) at any time during a period of two consecutive years, persons who constituted the Board at the beginning of the period (including any new directors whose election by the Board or whose nomination was approved by a vote of more than two-thirds of the directors who were directors at the beginning of the period or whose election or nomination was previously so approved) cease for any reason to be a majority of the Board, or (5) there is any other transaction that the Board determines to be a change in control.

Termination of Services.    If a grantee dies or becomes disabled, common stock that is subject to restrictions will become fully vested as to a pro rata portion of each grant based on the ratio of the number of months of employment or service completed at termination of service from the date of the grant to the total number of months of service required for each grant to become fully vested.  The remaining portion of the restricted stock will be forfeited.  If the grantee terminates service after attaining age 65 (or if an employee terminates service under the retirement provisions of his employment agreement), the unvested shares will become fully vested. If a grantee terminates services for any other reason, all unvested shares will be forfeited.

Termination and Amendment of the Plan.  Our Board may amend the Stock Bonus Plan provided that shareholder approval is obtained where necessary or desirable, but no amendment may impair any award previously granted without the award holder’s consent.  The Plan will continue until it is terminated by a resolution of our Board.

Federal Income Tax Consequences

In general, the grant of common stock that is subject to restrictions on transfer and is subject to a substantial risk of forfeiture does not have tax consequences for the grantee.  The grantee will recognize ordinary compensation income in the taxable year in which the restrictions lapse and the common stock vests.  The compensation is generally equal to the fair market value of the common stock when it vests, unless the grantee has made the Section 83(b) election described below.  If the common stock is vested on the date of grant, then the recipient recognizes ordinary compensation income equal to the fair market value of the common stock on the date of grant.  The grantee’s basis, for purposes of determining gain or loss, on a later taxable disposition of the common stock is generally equal to the compensation recognized when the common stock vests, or, if the common stock is vested upon grant, when the common stock is granted.  In general, the gain or loss will be short-term or long-term capital gain or loss depending on how long the grantee holds the shares after they vest.  In general, the Company is entitled to a federal income tax deduction equal to the compensation recognized by the grantee, assuming that the compensation amounts satisfy the ordinary and necessary and reasonable compensation requirements for deductibility and that the deduction is not limited by Section 162(m) of the Code.

The grantee of common stock that is subject to restrictions can make an election under Section 83(b) of the Code to recognize ordinary compensation income at the time the common stock is granted in an amount equal to the fair market value of the common stock at the date of grant, without taking into account any restrictions.  In this situation, the Company is entitled to a federal income tax deduction equal to the amount of income recognized by the grantee.  The grantee’s basis for purposes of determining gain or loss on a later taxable disposition of the common stock is equal to the compensation recognized.  Generally, the gain or loss will be short-term or long-term capital gain or loss depending on how long the grantee holds the shares after they are granted.

Shareholder Approval

The affirmative vote of the majority of the votes that could be cast at the Annual Meeting by the holders who are present in person or by proxy is required to approve the amendment to the Stock Bonus Plan.  The Board believes the amendment to the Stock Bonus Plan is in the best interests of the Company and its shareholders and is important in order to help assure the ability of the Company to continue to recruit and retain highly qualified employees, consultants, and non-employee directors.

 THE BOARD OF DIRECTORS RECOMMENDS VOTING “FOR” THE ADOPTION OF THE AMENDMENT TO THE STOCK BONUS PLAN.

PROPOSAL 5: Ratification of Selection of Independent Registered Public Auditors

The Audit Committee of the Board has selected Moss Adams LLP, a registered public accounting firm, as the Company’s independent registered public auditors for the year ending December 31, 2018, and has further directed management to submit the selection of independent registered public auditors for ratification by the shareholders at the Annual Meeting. Effective November 16, 2017, Hein & Associates LLP (“Hein”), the independent registered public accounting firm engaged by the Company in September 2015, combined with Moss Adams LLP (“Moss Adams”). As a result of this transaction, on November 16, 2017, Hein resigned and needed to be replaced as the independent registered public accounting firm for the Company. Concurrent with such resignation of Hein, the Company’s audit committee approved the engagement of Moss Adams as the new independent registered public accounting firm for the Company effective for the year ended December 31, 2017.

Representatives of Moss Adams are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s governing documents, nor law, require shareholder ratification of the selection of Moss Adams as the Company’s independent registered public auditors. However, the Audit Committee of the Board is submitting the selection of Moss Adams to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of different independent registered public auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its shareholders.

To be ratified, the proposal must be approved by the affirmative vote of a greater number of votes cast for the proposal than are cast against the proposal. If a ballot is called for, proxies in the accompanying form appointing the persons whose names are printed therein to act (unless the proxy form has been marked against or authority to vote is withheld) will be voted in favor of the proposal.

The following table represents aggregate fees billed to the Company by Moss Adams and Hein for the year ended December 31, 2017 and nine months ended December 31, 2016, respectively:

		2017		2016
		Moss Adams	Hein	Hein
		($)	($)	($)
	Audit Fees (1)	80,590	43,435	105,990
	Audit - Related Fees (2)	-	2,730	8,610
	Tax Fees	-	-	-
	All Other Fees	-	-	-

(1)

Audit Fees consist of fees for professional services rendered for the audit of our annual consolidated financial statements, review of the interim consolidated financial statements included in quarterly reports on Form 10-Q and professional services rendered related to comfort letter procedures for stock offering and providing consent to include the auditor's opinion in registration statements.

(2)

Audit - Related Fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported in Audit Fees.

 Independent Registered Public Auditor’s Fees

All fees described above incurred in connection with services performed by Moss Adams and Hein were approved by the Audit Committee.

Pre-Approval Policies and Procedures

The Audit Committee pre-approves all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by our independent registered public auditor, Moss Adams (subject to de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Audit Committee prior to completion of the audit). The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.

Disagreements with Auditors

There have been no disagreements with Moss Adams on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

REPORT OF THE AUDIT COMMITTEE (1)

The Audit Committee of the Board has furnished the following report on its activities:

The Committee appointed the independent registered public auditors Moss Adams LLP and Hein & Associates LLP to serve for the fiscal years ended December 31, 2016 and December 31, 2017 and this selection was ratified by the Company’s shareholders on November 30, 2017.  The Committee reviewed and discussed the financial statements included in the Quarterly Reports on Form 10-Q and the audited financial statements in the Annual Report on Form 10-KT transition period ended December 31, 2016 and the Annual Report on Form 10-K for the year ended December 31, 2017 with Moss Adams LLP and Hein & Associates LLP.  The Audit Committee discussed with the independent registered public auditors matters required to be discussed under applicable standards, including Auditing Standard No. 16.  The Committee also reviewed with management and the independent registered public auditors the reasonableness of significant judgments and the clarity and quality of disclosures in the financial statements, not just the acceptability of the Company’s accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards.  The independent registered public auditors also provided to the Committee the written disclosures and the letter required by the Public Company Accounting Oversight Board (“PCAOB”).  The Committee discussed with the independent registered public auditors their independence from management and the Company, including the matters in the written disclosures required by the PCAOB, and considered whether the independent registered public auditors’ provision of non-audit services is compatible with the auditors’ independence.

In accordance with the Audit Committee policy and applicable law, the Audit Committee pre-approves all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by our independent registered public auditor, Moss Adams LLP and Hein & Associates LLP (subject to de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Audit Committee prior to completion of the audit).  Non-audit services, such as tax return preparation, are provided by service providers other than Moss Adams LLP and Hein & Associates LLP.

The Committee discussed with the Company’s independent registered public auditors the overall scope and plans for their audit and met with the auditors to discuss the results of their examinations, their consideration and testing of the Company’s internal controls as part of their audit, and the overall quality of the Company’s financial reporting.  The Committee also reviewed the Company’s disclosure controls.  Five Audit Committee meetings were held during the year ended December 31, 2017.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-KT transition period ended December 31, 2016 and the Annual Report on Form 10-K for the year ended December 31, 2017 and filed with the Securities and Exchange Commission.

The Audit Committee of the board of directors:

Stephen J. Roy

Joseph P. Sellinger

John E. Sztykiel

September 5, 2018

__________________

1 The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation contained in such filing.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE SELECTION OF THE INDEPENDENT REGISTERED PUBLIC AUDITORS.

PROPOSALS BY SHAREHOLDERS

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by May 8, 2019 to UQM Technologies, Inc., Attn: Corporate Secretary, 4120 Specialty Place, Longmont, Colorado 80504.  Such proposals must also meet the other requirements of the rules of the Securities and Exchange Commission relating to shareholders’ proposals and the provisions of our Bylaws.

Our Bylaws provide that any proposals by shareholders for the next Annual Meeting will not be acted on at the meeting unless notice thereof is received at our principal executive offices not less than 60 days or more than 90 days before the meeting.  Our Bylaws also provide that nominations to the Board for the 2019 Annual Meeting may not be made by shareholders unless written notice is received by the Secretary of the Company before March 15, 2019.  You should review our bylaws, which contain additional requirements about advance notice of shareholder proposals and director nominations.

If we are not notified of intent to present a proposal at our 2019 Annual Meeting by 60 calendar days before the 2019 meeting date, which we expect will be within 30 calendar days of June 1, 2019, we will have the right to exercise discretionary voting authority with respect to any proposal, if presented at the meeting, without including information regarding such proposal in our proxy materials.

OTHER MATTERS

As of the date of this proxy statement, the Board is not aware of any other matters to be presented for action at the meeting, nor has it been advised that others will present any other matters.  If any other matters do properly come before the meeting, the proxy holders intend to vote the proxies held by them in accordance with their best judgment on such matters.

ANNUAL REPORT

Upon the receipt of a written request from any shareholder, the Company will mail, at no charge to the shareholder, a copy of the Company’s Fiscal Year 2017 Annual Report on Form 10-K, including the financial statements and schedules required to be filed with the Securities and Exchange Commission pursuant to Rule 13a-1 under the Exchange Act.  Written requests for such Report should be directed to:

Secretary

UQM Technologies, Inc.

4120 Specialty Place

Longmont, Colorado 80504

Phone (303) 682-4900

The Company’s Annual Report on Form 10-K is also available on the Company’s web site at www.uqm.com or at the web site that the Securities and Exchange Commission maintains at www.sec.gov.